MEGOLA
Environmental Solutions

September 10, 2010

Globex Transfer, LLC
780 Deltona Boulevard - Suite 202
Deltona, FL 32725

Attention Michael Turner:

Mr. Turner,

As per the attached documents, TD AMERITRADE Clearing Inc. has requested consent to reverse a previous conversion transaction of Megola Series A Preferred Shares to Megola Common Shares.

TD AMERITRADE Clearing Inc. has stated that the conversion of 40,000 Series A Preferred Shares in the name of their client, [redacted] to 1,000,000 Common Shares of Megola Inc., was done so without consent or instruction from the client. As such, they would like the conversion to be reversed.

Please accept this letter as Megola's authorization to proceed with the aforementioned 'reverse' conversion request.

Very truly yours,

MEGOLA, INC.

JOEL GARDNER
President/Chief Executive Officer

704 Mara St. ■ Suite 111 ■ Point Edward ■ Ontario ■ N7V 1X4 ■ tel: (519) 336-0628 ■ fax: (519) 336-0625 ■ toll free: 1-888-558-6389